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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
of Aspen Technology, Inc.

We consent to the incorporation by reference in this Registration Statement of Aspen Technology, Inc. (the "Company") on Form S-3 of our report dated September 29, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's change in method of accounting for goodwill and intangible assets and the reclassification of reimbursements from the customers for out of pocket expenses), appearing in the Annual Report on Form 10-K of Aspen Technology, Inc. for the year ended June 30, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.

                      DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 14, 2003

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INDEPENDENT AUDITORS' CONSENT